UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF l934

Goldgroup Mining Inc.

(Exact name of Registrant as specified in its charter)

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Melville Street, Suite 410 Vancouver, British Columbia, Canada	V6E 3V6
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common shares, without par value	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

Goldgroup Mining Inc. (the “Registrant”) is authorized to issue an unlimited number of common shares, without par value (the “common shares”). The holders of the common shares (the “shareholders”) are entitled to dividends if, as and when declared by the board of directors of the Registrant, to one vote per common share at meetings of shareholders and, upon liquidation, to receive such assets as are distributable to the holders of the common shares. Shareholders are also entitled to receive notice of, attend and vote at any meeting of the shareholders of the Registrant. Each common share carries one vote per share. Shareholders are entitled to receive on a pro-rata basis such dividends as the board of directors of the Registrant from time to time may declare, out of funds legally available. In the event of a liquidation, dissolution or winding up of the Registrant, or other distribution of its assets, shareholders have the right to receive on a pro-rata basis all of the assets of the Registrant remaining after payment of all of the Registrant’s liabilities. No pre-emptive, redemption, sinking fund or conversion rights are attached to the common shares, and the common shares, when fully paid, will not be liable to further call or assessment. No other class of shares may be created without the approval of the holders of the common shares.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the NYSE American LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GOLDGROUP MINING INC. (Registrant)

Date: July 17, 2026	By:	/s/ Allen Palmiere
		Name:	Allen Palmiere
		Title:	Chief Executive Officer and President